Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hancock Holding Company:

We consent to the incorporation by reference in Registration Statements No. 333-11831 (amended by No. 333-113262), 333-05081, 333-53452 and 2-99863 on Form S-8, Nos. 33-31782 and 333-162560 on Form S-3, and No. 333-171882 on Form S-4 of Hancock Holding Company of our report dated February 27, 2009, with respect to the related consolidated statements of income, stockholders’ equity, and cash flows of Hancock Holding Company for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Hancock Holding Company.

/s/ KPMG LLP

Birmingham, Alabama

February 28, 2011